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EXHIBIT 12

                               VOTING AGREEMENT

         This Voting Agreement (this "Agreement") has been made as of November 1, 1998 (the "date hereof") by The ServiceMaster Company ("ServiceMaster") and other party who has executed this Agreement (herein called the "Stockholder").

                                   RECITALS

         A. Concurrently with the execution and delivery of this Agreement, ServiceMaster, SVM Acquisition Corporation, a wholly-owned subsidiary of ServiceMaster ("Merger Subsidiary"), and LandCare USA, Inc. ("LandCare") are entering into a Plan of Reorganization and Agreement and Plan of Merger of even date herewith (which as constituted from time to time is herein called the "Merger Agreement") which provides, among other things, that Merger Subsidiary be merged into LandCare and that upon such Merger, LandCare will become a wholly-owned subsidiary of ServiceMaster. The Merger Agreement also provides that upon consummation of the Merger, each share of LandCare's Common Stock outstanding immediately prior to consummation of the Merger will be converted into a fraction of a share of Common Stock issuable by ServiceMaster. The term "Merger" whenever it is used in this Agreement means the merger of the Merger Subsidiary into LandCare.

         B. The Stockholder is the record and beneficial owner of the number of shares of LandCare common stock set forth adjacent to the Stockholder's signature to this Agreement. The term "Stockholder's LandCare Shares" means the shares of Common Stock listed adjacent to the Stockholder's signature and any other LandCare shares the Stockholder may acquire after the date hereof.

         C. The Stockholder has entered into this Agreement to induce ServiceMaster to enter into the Merger Agreement.

THE PARTIES AGREE AS FOLLOWS:

         1.   Agreement to vote Shares.
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              (a) The Stockholder confirms that the Stockholder desires that the
Merger occur and has concluded that it is in the best interests of LandCare and such Stockholder that LandCare's Board approve the Merger Agreement and that LandCare sign the Merger Agreement and that it is better for LandCare to make the commitments required by the Merger Agreement than to take the risk that by seeking a higher offer for LandCare, the opportunity for acquisition by ServiceMaster may be lost.

              (b) At every meeting of the Stockholders of LandCare called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the Stockholders of LandCare with respect to any of the following, the Stockholder irrevocably, agrees to vote the Stockholder's LandCare Shares: (i) in favor of the adoption of the

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Merger Agreement and approval of the Merger and any matter that could reasonably be expected to facilitate consummation of the Merger (the "Merger Proposal");
and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than with ServiceMaster and its affiliates and against any reorganization, recapitalization, liquidation or winding up of LandCare (each of the things cited in this clause (ii) is hereinafter referred to as an "Opposing Proposal").

          (c) The voting commitments in this Section 1 and in Section 2 and the authorization in Section 3 shall end when and if (but not before) the Merger Agreement shall be terminated in accordance with its terms.

     2.   No Support for Opposing Proposals.
          ---------------------------------

          (a) The Stockholder shall not invite or seek any Opposing Proposal, support (or suggest that anyone else should support) any Opposing Proposal that may be made, or ask LandCare's Board to consider, support or seek any Opposing Proposal, or otherwise take any action designed to make any Opposing Proposal more likely.

          (b) The Stockholder shall not meet or otherwise communicate with any person that makes or is considering making an Opposing Proposal or any representative of a person after becoming aware that the person has made or is considering making a Opposing Proposal. The Stockholder shall promptly advise ServiceMaster of each contact the Stockholder or any of the Stockholder's representatives may receive from any person relating to any Opposing Proposal or otherwise indicating that any person may wish to precipitate or engage in any transaction arising out of any Opposing Proposal and will provide ServiceMaster with all information ServiceMaster requests available to the Stockholder regarding any Opposing Proposal or possible Opposing Proposal.

          (c) The Stockholder will not make any claim or join in any litigation alleging that LandCare's Board is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal.

          (d) The Stockholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair ServiceMaster's ability to exercise any of the rights granted by this Agreement or the value of any such exercise.

     3.   Authorization to Execute Ballot. The Stockholder hereby irrevocably
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authorizes ServiceMaster to execute as attorney in fact for the Stockholder any ballot or consent form ServiceMaster shall reasonably deem appropriate to accomplish the votes and consents required by this Agreement.

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     4.   Transfer Restrictions.
          ---------------------

          (a) Until and unless the Merger Agreement has been terminated
(i) none of the Stockholder's LandCare Shares shall be tendered in response to any tender offer, (ii) no interest in any of the Stockholder's LandCare Shares shall be sold or otherwise transferred, (iii) the Stockholder will not take any other action which would impair Stockholder's ability to vote any of Stockholder's LandCare Shares in the manner required by this Agreement and (iv) subject to Section 10 hereof, the Stockholder's commitments in Sections 1 though 3 shall be irrevocable.

          (b) The Stockholder hereby agrees that Stockholder's LandCare Shares shall be legended to reflect the restrictions set forth herein in form reasonably satisfactory to ServiceMaster. Upon execution of this Agreement, the Stockholder shall deliver its LandCare Shares to LandCare for placement of the restrictive legend and the shares shall be promptly returned to the Stockholder thereafter.

         5.   Representations and Warranties of the Stockholder.
              -------------------------------------------------

              (a) The Stockholder warrants to ServiceMaster that: (i) the Stockholder is duly organized and in good standing under the laws of the state its organization and has the requisite power to enter into and perform this Agreement; (ii) this Agreement has been duly authorized by all necessary action on the part of the Stockholder, has been duly executed by the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms;

              (b) The Stockholder is not subject to or obligated under any provision of (i) its organizational documents (if the Stockholder is not a natural person), (ii) any contract, license, franchise or permit, or (iii) any order, judgment or decree which would be breached or violated by the execution, delivery and performance of this Agreement by the Stockholder.

              (c) No authorization, consent or approval of, or any filing with, any public body, court or authority is necessary for consummation by the Stockholder of the transactions contemplated by this Agreement.

              (d) The Stockholder's LandCare Shares listed adjacent to the Stockholder's signature to this Agreement constitute all of LandCare Common Stock over which the Stockholder possesses beneficial ownership or voting power on the date of this Agreement. The Stockholder has absolute ownership of the Stockholder's LandCare Shares free of any adverse interest and has necessary and sufficient right and authority to make the commitments with respect to the Stockholder's LandCare Shares contained in this Agreement.

              (e) The Stockholder is an accredited investor as defined in the Rule 501 issued by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and is an affiliate of LandCare. The Stockholder is able to assess the risks and benefits of the transactions contemplated by this Agreement. The Stockholder understands that ServiceMaster and LandCare are each willing to respond to any questions or supply any information the Stockholder shall desire

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in order to assess the risks and benefits of the transactions contemplated by this Agreement and hereby confirms that there are no questions that the Stockholder desires to ask or information the Stockholder desires to obtain that has not been answered or supplied prior to the Stockholder's execution of this Agreement.

         6. Further Assurances. The Stockholder will, upon the request of
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ServiceMaster, execute and deliver such documents and take such action reasonably deemed by ServiceMaster to be necessary or desirable to more effectively complete and evidence the transactions contemplated by this Agreement.

         7. Expenses. All costs and expenses incurred in connection with this
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Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         8. Amendment; Assignment. This Agreement may not be modified, amended,
            ---------------------
altered or supplemented except by a writing signed by ServiceMaster and the Stockholder. Neither the Stockholder nor ServiceMaster may assign any of its rights or obligations under this Agreement without the written consent of the other.

         9. Notices. All notices, requests, claims, demands and other
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communications hereunder shall be in writing and shall be given in person, by telegram or facsimile (receipt verified), or sent by registered or certified mail (postage prepaid, return receipt requested), and shall be deemed to have been duly given if so given, to the respective parties as follows:

            If to ServiceMaster:   The ServiceMaster Company
                                   One ServiceMaster Way
                                   Downers Grove, IL 60515
                                   Attention:  Vernon T. Squires

            With a copy to:        Kirkland & Ellis
                                   200 E. Randolph Drive
                                   Chicago, IL 60601
                                   Attention:  Robert H. Kinderman

            If to any Stockholder: To the address set forth adjacent to the
                                    Stockholder's Signature

or to such other address as any party may have famished to the other in writing, except that changes of address shall only be effective upon receipt.

         10. No Constraints on Actions As a Consultant to the Board of Director.
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Nothing in this Agreement shall be deemed to restrict Stephen Cook ("Cook")
from consulting with the board of directors of the Corporation when requested to do so by the board of directors in furtherance of their fiduciary duties. Cook confirms that he will be able to take all of the actions required by Sections 1 and 3 of this Agreement without any conflict with his obligations as a consultant to the Board of directors and that, accordingly, nothing in the preceding sentence shall be deemed to limit or impair Cook's agreements in Sections 1 and 3.

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         11. Counterparts. This Agreement may be executed in two or more
             ------------
counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

         12. Governing Law. This Agreement shall be governed by and construed in
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accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The Stockholder hereby submits to the nonexclusive jurisdiction of the Federal and state courts located in Delaware in connection with any dispute related to this Agreement or any of the matters contemplated hereby.

         13. Binding Effect. This Agreement shall be binding upon, inure to the
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benefit of and be enforceable by the successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. The Stockholder agrees that money damages are not an adequate remedy for breach of the Stockholder's voting agreements in this Agreement or Stockholder's other agreements herein and that ServiceMaster may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to require any vote required by the terms of this Agreement or to enforce or prevent any violations of the provisions of this Agreement.

         14. Entire Agreement. This Agreement, those documents expressly referred to herein and other documents executed by the parties in respect to the matters herein embody the complete agreement between the parties in respect to the matter herein and supersede and preempt any prior understandings, agreements or representatives by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         15. Severability. If any term, provision, covenant or restriction of
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this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         16. Miscellaneous. The headings contained in this Agreement are for
             -------------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections, subsections and clauses refer to Sections, subsections and clauses of this Agreement unless otherwise stated.

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         IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   THE SERVICEMASTER COMPANY


                                   By:  /s/  R.D. Erickson
                                       ------------------------------------
                                       Name:  R.D. Erickson
                                       Title: Executive Vice President


                                   STOCKHOLDER:

                                   FIELDSTONE PARTNERS

                                   By:  /s/ Stephen C. Cook
                                      --------------------------------------
                                   Name:  Stephen C. Cook
                                   Title: President CEO
                                   Address:  6631 Main St.,#301
                                             Houston, TX 77030

                                   Number of Stockholder's LandCare
                                   Shares: 87,000

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